Exhibit 10.2

LIMITED GUARANTY

This LIMITED GUARANTY (the “Guaranty”) is made and entered into as of March 11, 2013, by NORTHSTAR REALTY FINANCE CORP., a Maryland corporation, NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership, and NRFC SUB-REIT CORP., a Maryland corporation, each having an address at c/o NorthStar Realty Finance Corp. 399 Park Avenue, 18th Floor, New York, New York 10022 (individually and collectively, as the context may require “Guarantor”), for the benefit of DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution, whose address is 60 Wall Street, 10th Floor, New York, New York 10005 (“Buyer”).  This Guaranty is made with reference to the following facts:

A.                                    NRFC DB Loan, LLC, a Delaware limited liability company (“Master Seller”; together with each Series Seller (as defined in the Repurchase Agreement (defined below)) formed by Master Seller under the Repurchase Agreement, collectively, “Seller”), and Buyer have entered into that certain Master Repurchase Agreement, dated as of the date hereof (as amended, modified and/or restated, the “Repurchase Agreement”), pursuant to which Buyer may purchase Purchased Loans (as defined in the Repurchase Agreement) from Seller with a simultaneous agreement from Seller to repurchase such Purchased Loans at a date certain or on demand (the “Transactions”);

B.                                    Buyer has requested, as a condition of entering into the Transaction Documents, that Guarantor deliver to Buyer this Guaranty;

C.                                    Guarantor is an Affiliate (as defined in the Repurchase Agreement) and directly or indirectly controls Seller;

D.                                    Guarantor expects to benefit if Buyer enters into the Transaction Documents with Seller, and desires that Buyer enter into the Transaction Documents with Seller; and

E.                                     Buyer would not enter into the Transaction Documents with Seller unless Guarantor executed this Guaranty.  This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Transaction Documents.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Transaction Documents, Guarantor agrees as follows:

1.                                      Definitions.  For purposes of this Guaranty, the following terms shall be defined as set forth below.  In addition, any capitalized term used herein which is defined in the Repurchase Agreement but not defined in this Guaranty shall have the meaning ascribed to such term in the Repurchase Agreement.

(a)                                 “Additional Excluded Liabilities” means accounts payable, accrued expenses and other liabilities related to ASC 805/FAS 141 (below market leases).

(b)                                 “Adjusted Leverage Ratio” means, as of any date, the ratio of (a) Indebtedness to (b) Equity of NRFC as of such date.

(c)                                  “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto.  For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

(d)                                 “Consolidated Variable Interest Entities” means the assets and liabilities of the non-recourse legacy CDOs (collectively, NorthStar CDOs I, II, III, IV, V, VI, VII, VIII and IX, CapitalSource Real Estate Loan Trust 2006-A and CapLease CDO 2005-1), and any other “variable interest entities” listed as such on NRFC’s publicly-filed consolidated financial statements prepared in accordance with GAAP.

(e)                                  “Costs” means all reasonable out-of-pocket costs and expenses incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any Default or Event of Default by Seller under the Transaction Documents or any default by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including, without limitation, reasonable out-of-pocket attorneys’ fees, disbursements, court costs and expenses.

(f)                                   “Equity” means (i) the sum of consolidated (A) total equity, (B) subordinate debt (including, but not limited to, junior subordinated notes) and (C) accumulated depreciation and amortization on owned real estate, less (ii) consolidated (A) total assets of Consolidated Variable Interest Entities minus (B) total liabilities of Consolidated Variable Interest Entities, in each case, as reflected on NRFC’s publicly-filed consolidated financial statements prepared in accordance with GAAP.

(g)                                  “Guarantied Obligations” means Seller’s obligations to fully and promptly pay all sums owed to Buyer under the Repurchase Agreement, the Letter Agreement, and the other Transaction Documents and to Buyer and any Affiliated Hedge Counterparties under any Affiliated Hedging Transactions with Affiliated Hedge Counterparties, at the times and according to the terms required by the Transaction Documents or the applicable Affiliated Hedging Transaction documents, as applicable, including the Repurchase Price for each Purchased Loan, accrued interest, default interest, costs, or fees (including any such interest, costs or fees arising from and after the filing of an Insolvency Proceeding by or against Seller), without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding by or against Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable, and in the case of an Insolvency Proceeding against Seller, even if such modification was made with Buyer’s consent or agreement).

(h)                                 “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that materially affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(i)                                     “Indebtedness” means total consolidated indebtedness and liabilities that rank senior or pari passu to the Guarantied Obligations less all non-recourse liabilities including (i) liabilities of Consolidated Variable Interest Entities, (ii) mortgage notes payable, (iii) CMBS bonds payable, (iv) any additional non-recourse borrowings, (v) escrow deposits payable, (vi) derivatives liabilities, at fair value, and (vii) Additional Excluded Liabilities, in each case, as reflected on NRFC’s publicly-filed consolidated financial statements prepared in accordance with GAAP.

(j)                                    “Insolvency Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding under any Bankruptcy Laws.

(k)                                 “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(l)                                     “Liquidity” means, as of any date, NRFC’s consolidated cash and cash equivalents as of such date, as reflected on NRFC’s publicly-filed consolidated financial statements prepared in accordance with GAAP.

(m)                             “Member” means NRFC DB Loan Member LLC, a Delaware limited liability company.

(n)                                 “NRFC” means NorthStar Realty Finance Corp., a Maryland corporation.

(o)                                 “Proceeding” means any action, suit, arbitration, or other proceeding arising out of or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor, to the extent that Buyer is the prevailing party in such proceeding or such proceeding results in a settlement pursuant to which any payment is made by Guarantor; and (c) any proceeding commenced by Seller or Guarantor against Buyer in which Buyer is the prevailing party.

(p)                                 “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part.  “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.

(q)                                 “Seller” has the meaning set forth in recital A to this Guaranty and shall include: (a) any estate created by the commencement of an Insolvency Proceeding by or against Seller; (b) any trustee, liquidator, sequestrator, or receiver of Seller or any of its property; and (c)

any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

(r)                                    “State” means the State of New York.

(s)                                   “Transaction Document” means each “Transaction Document” (as defined in the Repurchase Agreement) other than this Guaranty.

(t)                                    “Total Market Capitalization” means, as of any date, an amount equal to (i) the total number of outstanding shares of NRFC’s common stock multiplied by (ii) the applicable market price for such shares as listed on the New York Stock Exchange.

2.                                      Absolute Guaranty of All Guarantied Obligations.  (a)  Subject to clause (b) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantied Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay any Guarantied Obligation(s) when and as required to be paid pursuant to the Transaction Documents.

(b)                                 Notwithstanding anything herein or in any other Transaction Document to the contrary, but subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder and under the other Transaction Documents shall in no event exceed the sum of (i) the greater of (A) the sum of (1) twenty-five percent (25%) of the aggregate Repurchase Price of all Purchased Loans that are Stabilized Loans subject to Transactions under the Repurchase Agreement as of the date of the occurrence of any Event of Default (which remains uncured and for which Buyer has made any demand for payment by Guarantor hereunder)  plus (2) one hundred percent (100%) of the aggregate Repurchase Price of all Purchased Loans that are Transition Loans subject to Transactions under the Repurchase Agreement as of the date of the occurrence of any Event of Default (which remains uncured and for which Buyer has made any demand for payment by Guarantor hereunder), and (B) the lesser of (1) $25,000,000 and (2) the aggregate Repurchase Price of all Purchased Loans then subject to Transactions under the Repurchase Agreement; (ii) all Exit Fees (as defined in the Letter Agreement) due and payable to Buyer under the Transaction Documents; and (iii) Buyer’s Costs relating to the enforcement of remedies pursuant to this Guaranty.

(c)                                  Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guarantied Obligations immediately shall become fully recourse to Seller and Guarantor, jointly and severally, in the event of any of the following:

(i)                                     a voluntary Insolvency Proceeding is commenced by Seller (with respect to Seller) or Member (with respect to Member) under any Bankruptcy Law; or

(ii)                                  an involuntary Insolvency Proceeding under any Bankruptcy Law against Seller or Member in which Seller, Member, Guarantor, or any Affiliate of any of the foregoing has or have colluded or conspired with the creditors in connection with the commencement or filing of such proceeding prior to such filing.

(d)                                 In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in subsection (b) above, Guarantor shall be liable for any reasonable out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to:

(i)                                     fraud or intentional misrepresentation by or on behalf of Seller, Member or Guarantor in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement, the Letter Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii)                                  any material breach by Seller or Member of the single-purpose entity covenants set forth in Section 12 of the Repurchase Agreement which results in the substantive consolidation of Master Seller, any Series Seller and/or Member with any other Person;

(iii)                               the misappropriation or misapplication by Seller, Guarantor or any of their respective Affiliates of any Income received with respect to the Purchased Loans in violation of the Transaction Documents; and

(iv)                              any material breach of any representations and warranties by Seller or Guarantor, or any of their respective Affiliates, of any representations and warranties in the Transaction Documents relating to Environmental Laws or Hazardous Materials, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Hazardous Materials, in each case in any way affecting any Mortgaged Property or any of the Purchased Loans.

(e)                                  Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(f)                                   Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel) which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of a Default or Event of Default.  This Guaranty shall remain in full force and effect until the Guaranteed

Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guaranteed Obligations.

(g)                                  No payment or payments made by Seller, Member or any other Person or received or collected by Buyer from Seller, Member or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guarantied Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guarantied Obligations until the Guarantied Obligations are paid in full; provided, however, that Guarantor’s liability under Section 2 of this Guaranty shall be reduced by the amount of any payments actually received by Buyer from Seller, Member or any other Person in payment of the Repurchase Obligations (but any amounts received shall not reduce the Guarantied Obligations due under Section 2(b) of this Guaranty unless and until the aggregate Repurchase Price has been repaid to an amount less than the amount due under Section 2(b)).

(h)                                 Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.                                      Nature of Liability.  Guarantor’s liability under this Guaranty is primary and not secondary.

4.                                      Changes in Transaction Documents.  Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security in accordance with the terms of the Repurchase Agreement, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices, or other obligations as Buyer may determine in its discretion in accordance with the terms of the Repurchase Agreement, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion.  Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent.  If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5.                                      Certain Financial Covenants.

Guarantor covenants that:

(a)                                 At no time will NRFC’s Liquidity fall below $20,000,000; provided, however, in the event that Guarantor has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement for the financing of commercial mortgage loans of a comparable or shorter term nature with any person, which by its terms requires Guarantor (or any of them) to maintain a minimum level of Liquidity in excess of the amount required above (a “More Favorable Agreement”), Guarantor shall promptly notify Buyer of the terms of such More Favorable Agreement and, at Buyer’s written request, the parties shall enter into an amendment of this Section 5 increasing the minimum required Liquidity amount to such higher amount required in such More Favorable Agreement and shall otherwise amend any applicable terms of the Repurchase Agreement, the other Transaction Documents and this Guaranty as necessary to reflect such increase in the required Liquidity amount, which amendment(s) shall be in form and substance reasonably acceptable to each of the parties.

(b)                                 At no time will the Total Market Capitalization of NRFC be less than the greater of (i) an amount equal to the product of (A) the then-current Maximum Amount (as defined in the Letter Agreement) multiplied by (B) one and one-half (1.5), and (ii) $300,000,000.

(c)                                  At no time will NRFC’s Adjusted Leverage Ratio be more than 2.5:1.0.

6.                                      Nature of Guaranty.  Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectability.  Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents.  Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations.  Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings by or against Seller or otherwise (other than payment in full of the Guarantied Obligations).  Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against any Guarantied Obligation that would or might be available to Seller, other than actual payment and performance of such Guarantied Obligations in full in accordance with their terms.  Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor.  Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable against Seller (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this

Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be less limited in scope or less burdensome.  Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal.  Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for any Purchased Loan to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents.  Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty.  Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7.                                      Waivers of Rights and Defenses.  Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit.  Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security.  Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional.  Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty.  Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions.  If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty.  Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency.  Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied

Obligations within the meaning of this Guaranty.  Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty.  To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.

8.                                      Additional Waivers.  Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations.  Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty.  No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9.                                      Other Actions Taken or Omitted.  Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guarantied Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guarantied Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guarantied Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guaranteed Obligation only upon the full and final payment and satisfaction of such Guarantied Obligations.

10.                               No Duty to Prove Loss.  To the extent that Guarantor at any time incurs any liability under this Guaranty following the occurrence of an Event of Default, Guarantor shall pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; or that Buyer has currently suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

11.                               Full Knowledge.  Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions.  Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents.  Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer, it being acknowledged that Buyer has no duty, whether now or in the future, to disclose to Guarantor any such information.  At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the financial covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

12.                               Representations and Warranties.  Each Guarantor acknowledges, represents and warrants as of the date hereof and as of each Purchase Date as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a)         Due Execution; Enforceability.  The Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.  The Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(b)         No Conflict.  The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any contractual obligation to which Guarantor is now a party or by which it is otherwise bound or to which the assets of Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Guarantor thereunder, other than pursuant to this Guaranty, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable requirement of law, in each case under the foregoing clauses (ii), (iii) and (iv), to the extent that such conflict or breach would have a material adverse effect upon Guarantor’s ability to perform its obligations hereunder.  Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary for the performance of its obligations under this Guaranty.

(c)          Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened against Seller, Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened against Guarantor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or Guarantor, or which may have an adverse effect on the validity of the Guaranty or the Transaction Documents or the Purchased Loans or any action taken or to be taken in connection with the obligations of Guarantor under the Guaranty or of Seller under any of the Transaction Documents.  Guarantor is in compliance in all material respects with all requirements of law applicable to Guarantor.  Neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(d)         No Third Party Consent Required.  No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), except those consents provided as of this date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty.  Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(e)          Authority and Execution.  Guarantor is duly formed and validly existing under the laws of the State of its formation and has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty.  Guarantor has taken all necessary organizational and legal action to authorize this Guaranty.

(f)           No Representations by Buyer.  Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.

13.                               No Misstatements.  No information, exhibit, report or certificate furnished by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact nor omits any fact necessary to make such information, exhibit, report, or certificate not materially misleading.

14.                               Reimbursement and Subrogation Rights.  Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a)         General Deferral of Reimbursement.  Except to the extent set forth in Section 14(b) below, Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired.  Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefit Guarantor, as a direct or indirect owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b)         Deferral of Subrogation and Contribution.  Guarantor agrees that it shall not assert a right of subrogation against Seller or Buyer or against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer; (c) all periods within which such payment may be set aside or invalidated have expired; and (d) Buyer has released, transferred or disposed of all of its right, title and interest in all Security (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c)          Effect of Invalidation.  To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title and interest in such Security.

(d)         Claims in Insolvency Proceeding.  Guarantor shall not file any claim in any Insolvency Proceeding by or against Seller or Member unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer.  Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf.  Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim; provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim, and shall assign and transfer such claim back to Guarantor.

15.                               Waiver Disclosure.  Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer.  Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions (including financings) and is fully familiar with the legal consequences of signing this or any other guaranty.  In addition, Guarantor is represented by competent counsel.  Guarantor has consulted with such counsel and understands the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”).  In the alternative, Guarantor has knowingly and intentionally waived obtaining a Waiver Disclosure.  Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure.  It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary.  Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor.  Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a)         Actions by Buyer.  Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor.  Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions.

(b)         Interaction with Seller Liability.  Guarantor shall be fully liable for all Guarantied Obligations even if the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller.  Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guarantied Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c)          Timing of Enforcement.  Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties.  As a result, Buyer may require Guarantor to pay the Guarantied Obligations earlier than Guarantor would prefer to pay the Guarantied Obligations, including immediately upon the occurrence of an Event of Default by Seller.  Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner.  All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d)         Continuation of Liability.  Guarantor’s liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full.

16.                               Buyer’s Disgorgement of Payments.  Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect at all times until the Guarantied Obligations have actually been paid in full, if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions.  Subject to the foregoing, Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

17.                               Financial Information; Notice of Default and Litigation.  To the extent not previously delivered by Seller, Guarantor shall deliver to Buyer the financial and reporting information described in and required by Section 11(i) of the Repurchase Agreement with respect to Guarantor on or before the dates set forth therein.  To the extent that Seller has not previously provided notice of same to Buyer, Guarantor shall promptly, and in any event (a) within three (3) Business Days after Guarantor’s knowledge thereof, notify Buyer of any default on the part of Guarantor under any Indebtedness which could give rise to an Event of Default, and (b) within three (3) Business Days after service of process or Guarantor’s knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets, which in any of the foregoing cases (i) relates to any Purchased Loan, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $5,000,000 or (iv) that, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

18.                               No Right to Set Off.  Except as otherwise expressly provided in this Section 18 or as provided in Section 22(d) of the Repurchase Agreement, Buyer, solely in its capacity as Buyer under the Transaction Documents, hereby waives any right of set-off it may have or to which it may be or become entitled under the Transaction Documents or, solely to the extent related to the Transaction Documents, requirements of law, against Guarantor. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of

Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts owing by Buyer or any Affiliate of Buyer under any Affiliated Hedging Transaction to or for the credit or the account of Guarantor or its Affiliates against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty (or against any obligations of Guarantor or its Affiliates under any other Affiliated Hedging Transactions), irrespective of whether or not Buyer shall have made any demand under this Guaranty (or Buyer or its Affiliate shall have made any demand under any such other Affiliated Hedging Transaction) and although such obligations may be contingent and unmatured.  Buyer agrees promptly to notify Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty.  The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.

19.                               Consent to Jurisdiction.  Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in New York City, New York.  By executing this Guaranty, Guarantor irrevocably accepts and submits to the exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding.  Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court.  Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

20.                               Merger; No Conditions; Amendments.  This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty.  This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty.  No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty.  This Guaranty is unconditional.  There are no unsatisfied conditions to the full effectiveness of this Guaranty.  No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement.  If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

21.                               Enforcement.  Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213.  In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Costs of such Proceeding.

22.                               Fundamental Changes.  Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent, except that so long as no Event of Default exists or would result therefrom, Guarantor may merge into or consolidate with another Person so long as (a) such merger or consolidation would not result in a Change of Control, (b) the continuing or surviving Person is the Guarantor, and (c) immediately following such merger or consolidation, the majority of the members of the board of directors (or the applicable equivalent) of the continuing or surviving Person are the same as the majority of the members of the board of directors (or applicable equivalent) of the Guarantor immediately prior to such merger or consolidation.

23.                               Further Assurances.  Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may reasonably request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

24.                               Certain Entities.  If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or (if Guarantor is a partnership) the liability of any withdrawing general partners of Guarantor.

25.                               Counterparts.  This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.  Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

26.                               WAIVER OF TRIAL BY JURY.  GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

27.                               Miscellaneous.

(a)         Assignability.  Buyer may assign the rights under this Guaranty (in whole or in part) together with any one or more of the Transaction Documents in accordance with Section 18 of the Repurchase Agreement without in any way affecting Guarantor’s liability.  Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request.  This Guaranty shall benefit Buyer and its successors and assigns and shall bind Guarantor and its heirs, executors, administrators, successors and assigns.  Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b)         Notices.  All notices, requests, and demands to be made under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address set forth in Annex I attached to this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 27(b).  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of email, upon delivery such email; provided that (i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure.  A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

(c)          Interpretation.  This Guaranty shall be enforced and interpreted according to the laws of the State, including Section 5-1401 of the General Obligations Law, but otherwise disregarding its rules on conflicts of laws.  The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

28.                               Business Purposes.  Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

29.                               No Third-Party Beneficiaries.  This Guaranty is executed and delivered for the benefit of Buyer and its successors and assigns, and is not intended to benefit any third party.

30.                               CERTAIN ACKNOWLEDGMENTS BY GUARANTOR.  GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

31.                               Joint and Several.  The obligations of each Guarantor hereunder are joint and several.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day first written above.

GUARANTOR:

NORTHSTAR REALTY FINANCE CORP., a Maryland corporation

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Investment & Operating Officer

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	NorthStar Realty Finance Corp., a Maryland corporation, its general partner

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Investment & Operating Officer

NRFC SUB-REIT CORP., a Maryland corporation

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Investment & Operating Officer